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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into this 4th day of March 1998, by and between AMERICAN FACTORS GROUP, INC., a Florida corporation (the "Company"), and FREDERICK HORWIN ("Employee").
                                               W I T N E S S E T H:

         WHEREAS, Employee has more than twenty years of experience in the development, marketing and operating an account receivable factoring business, and
         WHEREAS, the Company desires to retain, engage and employ Employee, and Employee desires to be so retained, engaged and employed by the Company as the Company's President and Chief Executive Officer upon the terms and conditions set forth in this Agreement, and.
         WHEREAS, Employee by reason of the nature of Employee's duties and responsibilities will be provided access to the Company's trade secrets and other confidential and proprietary information which the Company desires to maintain confidential.
         NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the Parties agree as follows:

         1. The above and foregoing recitals are true and correct and are incorporated herein.

         2. Relationship of the Parties: The Employer hereby employs, hires and engages Employee as an employee and the Employee hereby accepts and agrees to such hiring, engagement and employment subject to the supervision and pursuant to the orders, advice and discretion of the Employer's Board of Directors. The Employee shall also perform such other duties as are customarily performed by one holding such position in other, same or similar

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businesses as that engaged in by the Employer and shall also perform such further duties as may be assigned to Employee from time to time by the Employer's Board of Directors.

         3. Duties: The Company hereby employs Employee as the Company's President, Chief Executive Officer for the terms set forth herein. During the term of the Employee's employment, the Employee shall be the principal officer of the Company responsible for the development, refinement and implementation of the Company's account receivable factoring program and the compliance of such program with applicable laws, rules and regulations which responsibility includes (i) the development of factoring documents, (ii) the hiring and supervision of the Company's clients and (iii) insuring that the Company's account receivable factoring program is in compliance with all applicable laws, rules and regulations of the jurisdictions wherein the Company does business. During the term of his employment, the Employee agrees to work on a full time basis and to carry out his employment in a good and professional manner and to the reasonable satisfaction of the Company's Board of Directors.

         4. Term: The term of Employee's employment shall be from April 1, 1998 through March 31, 2001, subject to the termination provisions set forth in this Agreement, provided however, that the term of this Agreement shall be automatically extended for additional one year terms unless the Company in its sole discretion, upon written notice to the Employee no later than thirty (30) days prior to the expiration of any term elects to decline such extension.

         5.       Compensation:

                  A. The Company covenants and agrees that in consideration of the services performed and to be performed hereunder, it will pay to Employee, during the term of

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Employee's employment under this Agreement, at the Company's regular and customary intervals for payment of compensation to employees, salary as follows:

                           (1) Commencing on April 1, 1998 through June 30,
1998 the sum of Five Thousand and 00/100 ($5,000.00) Dollars per month.

                           (2) Commencing on July 1, 1998 and each month
thereafter during the term of this Agreement the sum of Ten Thousand and 00/100 ($10,000.00) Dollars per month.

         6. Benefits: The Employee shall be entitled to the following benefits during the period of his employment hereunder.

                  A. Employee shall be entitled, in accordance with the Company's general policies for senior management, to participate in paid vacation leave, health, casualty, disability and life insurance programs and any other benefits as are made available from time to time by the Company.

                  B. During the term of his employment the Employee shall be entitled to reimbursement of all reasonable expenses actually paid or incurred by Employee in the course of, and pursuant to the performance of his duties hereunder. Any single expense in excess of Five Hundred and 00/100 ($500.00) Dollars shall be verbally approved in advance by the Board Chairman.

                  C. Employee shall be entitled to three (3) weeks paid vacation in the first twelve (12) month period during the term of this Agreement and four (4) weeks in each twelve (12) month term thereafter. Paid vacation shall be prorated in any calendar year during which the Employee is employed under this Agreement for less than an entire year. The Employee shall also be entitled to all paid holidays given by the Company to its senior management.

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         7. Incentive Stock Option Program: Employee shall be entitled to participate in the Incentive Stock Option Program which will be based upon the Company's return on its capital in excess of the cost of its capital. The Incentive Stock Option Program shall be funded with shares of the Company's parent, Medley Credit Acceptance Corp., pursuant to the terms of that certain agreement between Employee and Medley Credit Acceptance Corp. Dated March ___, 1998.
         8. Disability: In the event the Employee shall be incapacitated by reason of mental or physical disability during the term of his Employment such that he is substantially prevented from performing his principal duties and services hereunder for a period of sixty (60) consecutive days or for shorter periods, aggregating ninety (90) days during any twelve (12) month period, the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon his employment shall hereunder immediately terminate. Upon such termination, the Employee shall be entitled to receive and shall be paid by the Company's customary intervals for the payment of salaries based upon the base the Agreement. Upon such termination, the Employee shall also be entitled to receive and shall be paid by the Company his salary in effect on the date of termination paid at the Company's regular and customary intervals for the payment of salaries for the lesser of three (3) months or the remaining terms of this Agreement, whichever is shorter. In addition, during such period, Employee shall continue to receive his benefits described in this Agreement as in effect at the date of termination. Immediately following the expiration of such applicable period the Employee shall no longer be entitled to further Company benefits. The Employee agrees to accept the payment described

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herein in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not effect any rights or remedies which may be available to Employee or the Company otherwise than under this Agreement.

         9.       Termination for Cause:

                  A. The Company shall have the right to terminate the employment of Employee hereunder at any time for cause (as used herein, "cause") if:

                  (1) Employee shall be convicted by a court of competent and final jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to adversely reflect the reputation of the Company; or

                  (2) Employee shall commit any act of embezzlement or similar material dishonest or injurious conduct against the Company; or

                  (3) Employee shall demonstrate willful and injurious misconduct in connection with the performance of his duties and responsibilities under or assigned pursuant to, this Agreement; or

                  (4) Employee shall demonstrate reckless or grossly negligent and injurious conduct in connection with the performance of, or a gross disregard for, his duties and responsibilities under, or assigned pursuant to this Agreement; or.

                  (5) After the first six (6) months following the Commencement Date of this Agreement, in the event the net monthly sales volume (total amount of all accounts receivable purchased in any calendar month) of the Company is less than One Million Dollars

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($1,000,000.00) per month in any consecutive two (2) month period or in a three
(3) month aggregate in any twelve (12) month period.

                  B. In the event that the employment of Employee shall terminate by the Company for cause pursuant to paragraph 9A hereof, Employee shall be entitled to receive his salary then in effect through the date of such termination. Employee shall accept the payments pursuant to this paragraph in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this paragraph shall constitute a waiver or release by the Company of any rights or claims it may have against Employee, including, but not limited to, any claims or rights pursuant to the provisions set forth in this Agreement.

         10. Best Efforts of Employee: The Employee agrees that Employee will, at all times, faithfully, industriously and to the best of his ability, experience and talents, perform all of the express and implicit terms hereof, to the reasonable satisfaction of the Company. The duties to be rendered by the Employee shall be rendered at the principal address of the Company or at such other place or places as the Company shall require. It is understood that the Employee must devote his full time and effort to the business of the Company with the exception that the Company will allow Employee to continue to give seminars on the business of factoring. Employee shall also be entitled to all revenue received by him on the sale of his books and audio tapes.

         11. Employee's Limitations on Ability to Make Company Commitments: The Employee by virtue of his position as President and Chief Executive Officer of the Company shall have the legal authority to enter into contracts and commitments for and on behalf of the Company. However, the Employee shall not enter into any contract or commitment on behalf of


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the Company which would violate the parameters of the Company's underwriting guidelines or be in derogation of the express requirements of the Company's credit committee with respect to the factoring of client receivables or an expenses in excess of Five Thousand Dollars ($5,000.00) for non-business related expenditures without the express written consent of the Company's Board of Directors or the Credit Committee.

         12. Trust Funds: All monies which come into the possession of Employee shall be received by Employee in trust for the Company and Employee shall immediately deliver said funds to the Company for deposit. All of such funds shall be considered "Trust Funds".

         13. Covenants, Representations and Warranties of Employee: The Employee represents and warrants to the Company as follows:

                  A. Employee has the power and authority to enter into this Agreement and perform its duties hereunder.

                  B. Employee shall be in furtherance of the Company's business, Employee shall use his best efforts to comply with all laws, regulations, rules and ordinances pertaining to the Company's business.

                  C. Employee shall weekly, deliver to the Chairman of the Board sales reports which shall identify all clients and their sales activity.

         14. Restrictive Covenants:

                  A. Employee recognizes and acknowledges that as a consequence of his duties hereunder, Employee will be provided access to or will come in contact with confidential information of or regarding the Company and its parent, Medley Credit Acceptance Corp., from time to time. Accordingly, Employee agrees that he will not, during or after the term of his


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engagement except with prior written consent of the Company, disclose any confidential information relating to the Company or its Parent. The Provisions of this section shall not apply to information which Employee is required to disclose by law or by order a court of competent jurisdiction but only to the extent required by law or by order and when reasonably possible, only if Employee shall give the Company prior notice of such intended disclosure so that the Company has the opportunity to seek a protective order if it deems such appropriate.

                  B. As used in this Agreement, "confidential information" shall mean and include studies, plans, reports, records, promotional materials, agreements, memoranda, documents, information related to Company activities, systems, finances, client lists, research data, personnel data, financing sources, and such other related information not of a public knowledge.

                  C. For so long as the Employee is employed hereunder, Employee shall not engage either as principal, agent or consultant, or through any corporation, firm or organization in which he is or may be an officer, director, employee, shareholder, partner, member or with which he is otherwise affiliated in any business for profit which is engaged in any activity or business similar to that of the Employer.

                  D. The Employee covenants and agrees that for a period of two
(2) years from the date of his termination of employment with the Employer, either voluntary or involuntary, that he will not directly or indirectly solicit, circularize or aid in the solicitation of any business from any client who dealt with the Employer during the period which the Employee first brought to Employer at the commencement of his employment. Said clients are described on Exhibit "A" attached hereto.


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                  E. It is agreed by the Employee that should he violate the provisions of this section, the Company shall have the right to obtain an Order from a court of competent jurisdiction enjoining him from violating any and all of the provisions of this section or of this Agreement and the Company's application for such a writ in injunction shall be deemed without prejudice to any all other rights, remedies or actions which may accrue in favor of the Company as a result of the Employee's breach of this provision or of the terms of this Agreement. In the event the Company is required to institute any litigation concerning the terms and conditions of this section or of this Agreement, the prevailing party shall be entitled to reimbursement of all reasonably attorney's fee and costs at both the trial and the appellate court level. The Employee further agrees that in the event of litigation venue shall only be proper in Dade County, Florida.

         15. Notices: All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received if delivered personally or by recognized overnight carrier, or three (3) days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses::

                  If to the Company::       Medley Credit Acceptance Corp.
                                            Attention: Robert D. Press
                                            1100 Ponce de Leon Boulevard
                                            Coral Gables, Florida 33134

                  To the Company:           Frederick Horwin
                                            4920 Sarazen Drive
                                            Hollywood, Florida 33021

                  Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.


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         16.      Miscellaneous Provisions:

                  A. Captions and Paragraph Headings: Captions and paragraph headings contained in this Contract are for convenience and reference only and in no way define, described, extend or limit the copy or intent of this Contract nor the intent of any provision hereof.

                  B. Counterparts: This Contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Contract.

                  C. Binding Effect: This Contract shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. However, under no circumstances shall this Contract be assignable by Horwin.

                  D. Entire Agreement: This Contract constitutes the entire understanding agreement between the parties and may not be changed, altered or modified, except by an instrument in writing signed by all parties against whom ands enforcement of such Contract would be sought. In the event any provision of this Contract shall be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision, shall be given its nearest legal meaning or be construed or deleted as such authority determines. The remainder of this Contract shall be construed to be in full force and effect. This Contract shall not be modified unless said modification is in writing and signed by the party to be charged.

                  E. Governing Law and Venue: This Contract shall be construed and interpreted according to the laws of the State of Florida. Venue for any litigation hereunder shall be in Dade County, Florida.


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                  F. Joint Preparation: The preparation of this Contract has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

                  G. Attorney's Fees: In the event of any litigation arising out of or relating to this Contract, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonably attorney's fees and costs at the trial and appellate court level.

                  IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals this 4th day of March, 1998.

Witnesses:

                                          AMERICAN FACTORS GROUP, INC.
______________________

______________________                    By:__________________________________


______________________                    _____________________________________
                                                    Frederick Horwin
______________________






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